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                                                                     EXHIBIT 3.8

                          CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                            NANOMETRICS INCORPORATED

     Vincent J. Coates and Brian Flynn hereby certify that:

     1. They are President and Secretary, respectively of Nanometrics Incorporated, a California corporation.

     2. The Articles of Incorporation of this corporation are amended to add the following Article V:

                                      "V.

     Section 1.     Limitation of Directors' Liability.  The liability of the
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directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2.     Indemnification of Corporate Agents.  This Corporations is
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authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limitations set forth in
Section 204 of the California General Corporation Law in actions brought by or on behalf of the corporation for breach of duty to this corporation or its shareholders.

     Section 3.     Repeal or Modification.  Any repeal or modification of the
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foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification."

     3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of capital stock of the corporation is 7,649,660 shares of Common Stock. The
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number of shares voting in favor of the Amendment of Articles of incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.
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     We further declare under penalty of Perjury under the laws of the State of
California that the matters set forth in the Amendment of Articles of Incorporation are true of our own knowledge.

 Executed at Sunnyvale, California this 21st day of June, 1988.

                              /s/ Vincent J. Coates
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                              Vincent J. Coates, President

                              /s/ Brian Flynn
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                              Brian Flynn, Secretary

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